EXHIBIT 10.1

RETENTION INCENTIVE AGREEMENT

GRANTED TO	GRANT DATE	AMOUNT OF AWARD ($)	SOCIAL SECURITY NUMBER
[Name] [Street] [City], [State] [Postal]	/ /20	Threshold Amount: Target Amount: Maximum Amount:	[SSN]

1.	This Agreement. This agreement, together with Exhibit A and Exhibit B (collectively, the “Agreement”), sets forth the terms and conditions of a performance award representing the right to receive a deferred cash payment from Apogee Enterprises, Inc., a Minnesota corporation (the “Company”). This Agreement is issued pursuant to the Apogee Enterprises, Inc. 2009 Stock Incentive Plan, as amended from time to time (the “Plan”), and subject to its terms.

2.	The Grant. The Company hereby grants to the individual named above (the “Employee”), as of the above Grant Date, a performance award representing the right to receive a cash value up to the maximum amount set forth above, subject to the requirements of this Agreement and the terms of the Plan (the “Performance Award”).

3.	Performance Period. The “Performance Period” for purposes of determining the cash value shall be fiscal year 20 through and including fiscal year 20 .

4.	Performance Goals. The performance goals for purposes of determining the cash value are set forth in the attached Exhibit B.

5.	Payment. Subject to the terms and conditions of this Agreement, the amount of cash that becomes payable to the Employee pursuant to this Performance Award (the “Cash Value”) will be based on whether and to what extent the threshold, target or maximum performance level of the performance goals is achieved, as set forth in the attached Exhibit B and as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion. The threshold, target and maximum amounts set forth above represent the Cash Value amount that becomes payable to the Employee if the Company achieved all of the performance goals at the threshold, target or maximum level, respectively. The Employee will receive a Cash Value pursuant to this Performance Award if one or more performance goals is achieved at or above the threshold level. The determination of the Cash Value amount will occur as soon as practicable after the Committee determines, in its sole discretion after the end of the Performance Period (or, in the case of a Change in Control (as defined in the Plan), after the Truncated Performance Period, as applicable), whether, and the extent to which, the performance goals have been achieved (the “Determination Date”). As soon as administratively feasible following the Determination Date (but in no event later than 75 days following the end of the Performance Period), the Company shall credit the Cash Value to a notional account established under the Apogee Enterprises, Inc. 2011 Deferred Compensation Plan (the “Deferred Compensation Plan”). Thereafter, the LTI Account shall be credited with earnings, gains or losses in accordance with the terms of the Deferred Compensation Plan. All amounts credited to the account (the “LTI Account”) shall remain subject to forfeiture pending the Employee remaining in employment with the Company through April 28, 2019 (the “Retention Period”), except as provided in paragraphs 6, 7 and 8 below.

6.	Termination of Employment. In the event the Employee’s employment is terminated prior to the end of the Retention Period, this Performance Award and any LTI Account under the Deferred Compensation Plan shall be immediately and irrevocably forfeited, unless the Employee’s employment is terminated under the circumstances described below.

In the event the Employee’s employment is terminated prior to the end of the Performance Period by reason of a Qualifying Termination, the Retention Period shall end on the date of the Qualifying Termination. In the event the Employee incurs a Qualifying Termination before the end of the Performance Period, the LTI Account shall be credited with a pro-rata portion (based on the amount of time elapsed between the beginning of the Performance Period and the date of termination) of the Cash Value determined under paragraph 5 above.

7.	Change in Control. Upon a Change in Control, the Retention Period shall end on the date of the Change in Control. If a Change in Control of the Company occurs during the Performance Period, then for purposes of determining the Cash Value amount, the Performance Period shall be deemed to end on the date of the Change in Control (the shortened Performance Period is referred to herein as the “Truncated Performance Period”). The Cash Value amount will be based on the extent of achievement of the threshold, target or maximum performance level of the performance goals, as adjusted for the Truncated Performance Period and determined by the Committee in its sole discretion.

8.	Recoupment. Employee acknowledges, understands and agrees that, notwithstanding anything to the contrary contained herein, the LTI Account to which Employee is otherwise entitled (or which has become vested or been paid) is subject to forfeiture or recoupment, in whole or in part, at the direction of the Company’s Board of Directors (the “Board”) if, in the judgment of the Board, events have occurred that are covered by the Company’s Clawback Policy (as it exists on the date hereof, and as it may be amended from time to time by the Board, the “Clawback Policy”) and the Board further determines, in its sole discretion, that forfeiture or recoupment of all or part of the LTI Account is appropriate under all of the circumstances considered by the Board. A copy of Clawback Policy may be obtained from the General Counsel upon the Employee’s request.

9.	Payment. The vested LTI Account shall be paid to the Employee in accordance with the terms of the Deferred Compensation Plan; provided, that if the deferral under the Deferred Compensation Plan may not be given effect under section 409A of the Internal Revenue Code, then the vested LTI Account shall be paid in a lump sum no later than March 15th of the calendar year following the year in which the right to the LTI Account is no longer subject to a substantial risk of forfeiture.

10.	Restrictions on Transfer. Neither this Performance Award, nor any right with respect to this Performance Award under this Agreement, may be sold, assigned, transferred or pledged, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

11.	Income Taxes. The Employee is liable for any federal, state and local income or other taxes applicable upon the grant of this Performance Award and the receipt of any payments pursuant to this Performance Award, and the Employee acknowledges that he or she should consult with his or her own tax advisor regarding the applicable tax consequences. The Company will satisfy any applicable tax withholding obligations arising from any payment of this Performance Award by withholding a portion of the cash otherwise to be delivered equal to the amount of such taxes.

12.	Acknowledgment. This Performance Award shall not be effective until the Employee dates and signs the form of Acknowledgment below and returns a signed copy of this Agreement to the Company. By signing the Acknowledgment, the Employee agrees to the terms and conditions of this Agreement, the Plan and the Deferred Compensation Plan.

ACKNOWLEDGMENT:		APOGEE ENTERPRISES, INC.

By:
EMPLOYEE’S SIGNATURE		[Name] [Title]

DATE

SOCIAL SECURITY NUMBER		DATE

EXHIBIT A

DEFINED TERMS USED IN THE

RETENTION INCENTIVE AGREEMENT

The following terms used in this Agreement have the following meanings:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

“Disability” shall mean any physical or mental condition which would qualify the Employee for a disability benefit under any long-term disability plan maintained by the Company or any Affiliate then employing the Employee.

“Qualifying Termination” shall mean the Employee’s employment is terminated by reason of: (i) Retirement occurring at least twelve (12) months after the first day of the Performance Period, (ii) death or (iii) Disability.

“Retirement” shall mean the Employee’s termination of his or her employment relationship with the Company under such circumstances determined to constitute retirement by the Committee in its sole discretion.

A-1

EXHIBIT B

PERFORMANCE GOALS UNDER THE

RETENTION INCENTIVE AGREEMENT

Performance Goals for Two-Year Performance Period

(            , 20    –             , 20    )

Performance Goal	Threshold	Target	Maximum
Average Return on Invested Capital (weighted as 33-1/3%)
Cumulative Earnings Per Share (weighted as 33-1/3%)
Cumulative Net Sales (weighted as 33-1/3%)
Payment Levels

•	The amount earned by the Employee for performance between the threshold, target and maximum performance levels will be linearly interpolated.

B-1